Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE2 Class A-1
Payment Date	05/27/2003

Servicing Certificate
Beginning Pool Balance	235,703,483.43
Beginning PFA	0.00
Ending Pool Balance	224,569,449.32
Ending PFA Balance	-
Principal Collections	14,624,952.18
Principal Draws	3,515,244.68
Net Principal Collections	11,109,707.50
Active Loan Count	9,668

Current Month Repurchases	-
Current Month Repurchases - Due to Delinquency	-

Interest Collections	1,115,859.91

Weighted Average Net Loan Rate	5.06400%
Substitution Adjustment Amount	0.00

Note Rate	1.54000%

Term Notes	Amount	Factor
Beginning Balance	225,960,879.98	0.5004948
Ending Balance	214,462,061.19	0.4750253
Principal	11,498,818.79	25.4694474
Interest	309,315.34	0.6851217
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	390,092.01

Beginning Overcollateralization Amount	9,742,603.45
Overcollateralization Amount Increase (Decrease)	364,784.68
Outstanding Overcollateralization Amount	10,107,388.13
Overcollateralization Target Amount	10,107,388.13

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	3,129,582.63	112	1.39%
Delinquent Loans (60 Days)*	938,548.36	39	0.42%
Delinquent Loans (90 Days)*	545,833.25	20	0.24%
Delinquent Loans (120 Days)*	542,213.82	21	0.24%
Delinquent Loans (150 Days)*	358,706.00	15	0.16%
Delinquent Loans (180 Days)*	2,247,457.40	70	1.00%
Foreclosed Loans	919,866.03	26	0.41%
REO	167,062.20	3	0.07%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	5,655,034.18
Current Month Loss Amount	24,326.61
Current Month Recoveries	15,354.87
Ending Loss Amount	5,664,005.92	1.25%

	Recovery To-Date
Beginning Recovery Amount	202,094.84
Current Month Recovery Amount	15,354.87
Ending Recovery Amount	217,449.71

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
CIA Remaining Balance due to GMAC - End of Pre-Funding Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00